Exhibit 10.11

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CONFIDENTIAL

Execution Version

ASSET TRANSFER AND LICENSE AGREEMENT - FGF-21

THIS ASSET TRANSFER AND LICENSE AGREEMENT – FGF-21 (this “Agreement”), dated as of the 16th day of April, 2018 (the “Effective Date”), is by and between (a) 89Bio Ltd. (“Company”) on the one hand, and (b) Ratiopharm GmbH, Teva Branded Pharmaceutical Products R&D, Inc. and Teva Pharmaceutical Industries Ltd, (collectively “Teva”) on the other. Company, on the one hand, and Teva, on the other hand, shall each be referred to herein as a “Party” or, collectively, as the “Parties.”

RECITALS:

WHEREAS, Teva and its Affiliates have been engaged in a development program relating to GlycoPEGylated FGF21 molecules, including TEV-47948, a GlycoPEGylated long acting FGF21 that targets FGFR1, FGFR2, FGFR3, and control certain patent rights and know-how with respect thereto; and

WHEREAS, Company is interested in developing and commercializing Compounds and Products (as defined below); and

WHEREAS, Company desires to purchase and take assignment of certain intellectual property rights and materials and to obtain a license with respect to other intellectual property rights from Teva, and Teva wishes to sell and assign such intellectual property rights and materials and to grant such license to Company, for Company to develop, manufacture and commercialize Compounds and Products, all on the terms set forth below.

WHEREAS, concurrently with the execution of this Agreement, the Parties will execute an additional Asset Transfer and License Agreement with respect to Teva’s research and development program relating to FASN inhibitors (“FASN Agreement”), and a reagent supply and technology transfer agreement and a master services agreement (collectively, with the Agreement the “Transaction Documents”).

NOW, THEREFORE, in consideration of the foregoing and of the various promises and undertakings set forth herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1 “ABF Work Order” means Work Order # 1234 version 1.02 under the Master Service Agreement between Teva and ABF for (a) [***] and (b) [***].

1.2 “Additional Ingredient” means any active ingredient, in addition to any Compound, which is contained in a Product. Drug delivery vehicles, adjuvants, and excipients shall not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant, or excipient is recognized as an active ingredient in accordance with 21 C.F.R. § 210.3(b)(7) (as amended).

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1.3 “Affiliate” of a Person means any other Person that (directly or indirectly) controls, is controlled by or is under common control with such Party, but only for so long as such control exists. For the purposes of this Section 1.3, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors, (b) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%), including ownership by trusts with substantially the same beneficial interest, of the equity interests with the power to direct the management and policies of such Person, provided that if local law restricts foreign ownership, control shall be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests, or (c) the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

1.4 “Agreement” has the meaning set forth in the Preamble.

1.5 [Intentionally Omitted]

1.6 “Assigned Assets” means to the extent owned by Teva or an Affiliate of Teva: (i) the Assigned Patents, (ii) Teva Know-How to the extent solely and exclusively related to the FGF21 Program, including without limitation the items set forth on Schedule 2;(iii) the results generated and the deliverables to be provided under the ABF Work Order and the Pre-Clinical Studies Work Orders; and (iv) Regulatory Filings to the extent solely and exclusively related to the FGF21 Program.

1.7 “Assigned Patents” means those Patents owned by Teva and relating solely and exclusively to the FGF21 Program, which Patents are set forth on Schedule 3 hereto, including any patents described in clauses (b) – (d) of the definition of “Patents” relating thereto.

1.8 “Assumed Liabilities” means: (a) liabilities and obligations arising out of or relating to Company’s ownership of the Assigned Assets with respect to activities taking place after the Closing Date; and (b) reimbursement of amounts due to ABF for fulfillment of the ABF Work Order. For clarity, Assumed Liabilities does not include liabilities or obligations arising out of or relating to activities undertaken prior to the Closing Date.

1.9 “Change of Control” means, with respect to a Party, (a) completion of a merger, reorganization, amalgamation, arrangement, share exchange, consolidation, tender or exchange offer, private purchase, business combination, recapitalization or other transaction involving a Party as a result of which the stockholders of such Party immediately preceding such transaction hold less than fifty percent (50%) of the outstanding shares, or less than fifty percent (50%) of the outstanding voting power, respectively, of the ultimate company or entity resulting from such transaction immediately after consummation thereof (including a company or entity which as a result of such transaction owns the then-outstanding securities of a Party or all or substantially all

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of a Party’s assets, either directly or through one or more subsidiaries), (b) the sale or disposition to a Third Party of all or substantially all the assets of a Party (determined on a consolidated basis) to which this Agreement relates, or (c) the sale or disposition to a Third Party of assets or businesses that constitute fifty percent (50%) or more of the total revenue or assets of a Party (determined on a consolidated basis).

1.10 “Claim” has the meaning set forth in Section 9.1.

1.11 “Clinical Trial” means any study in which human subjects are dosed with a drug, whether approved or investigational, including any Phase I Trial, Phase II Trial, Phase III Trial or Phase IV Trial.

1.12 “Closing Date” means the date of delivery of written proof of the wire transfer of the payments described in Section 5.1 to Teva’s bank account set forth in Section 5.1.

1.13 “Combination Product” means a Product containing a Compound together with one or more other Additional Ingredients.

1.14 “Commercialization” or “Commercialize” means any and all activities undertaken at any time for a particular Product and that relate to obtaining pricing and reimbursement approvals, carrying out Phase IV Trials, marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of the Product, and interacting with Regulatory Authorities regarding the foregoing.

1.15 “Commercially Reasonable Efforts” means, with respect to any Compound or Product, that level of effort and resources commonly dedicated in the pharmaceutical industry by a biotechnology company similarly situated to Company, to the Manufacture, Development or Commercialization, as the case may be, of a product of similar commercial potential at a similar stage in its lifecycle to such Compound or Product, in each case taking into account the following considerations (the “CRE Considerations”): issues of safety and efficacy, product profile, the proprietary position, the then current competitive environment and the likely timing of market entry, the regulatory environment and status of such Product, profitability, and other relevant scientific, technical and commercial factors, but without regard to any payments owed to Teva under this Agreement. Without limiting or derogating from the foregoing, Commercially Reasonable Efforts requires that, taking into account the CRE Considerations, Company: (a) promptly assign responsibility for the applicable Development and Commercialization activities to specific employees who are held accountable for progress and monitor such progress on an on-going basis, (b) set and consistently seek to achieve specific and meaningful objectives and timelines for carrying out such Development and Commercialization activities, and (c) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives and timelines.

1.16 “Company” has the meaning set forth in the Preamble.

1.17 “Company Indemnitee” has the meaning set forth in Section 9.2.

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1.18 “Compound” means the compound known as TEV-47948, as further described on Schedule 4, a GlycoPEGylated long acting FGF21 that targets FGFR1, FGFR2, and FGFR3 and any other GlycoPEGylated FGF21 compound claimed in the Assigned Patents.

1.19 “Confidential Information” has the meaning set forth in Section 7.1.

1.20 “Controlled” means, with respect to any patent right, Know-How, or other intellectual property right, the possession (whether by ownership or license, other than by a license or sublicense granted pursuant to this Agreement) by a Party or its Affiliates of the ability to grant to the other Party a license or access as provided herein to such item, without violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such license or access.

1.21 “Cover” means, with respect to a Patent, country and product, that the manufacture, use, sale, offer for sale or import of such product in such country by an unlicensed entity would infringe a Valid Claim of such Patent (assuming, for this purpose, that all patent application claims otherwise constituting a Valid Claim at such time have issued).

1.22 “CPA Representative” has the meaning set forth in Section 5.11.

1.23 “CRE Considerations” has the meaning set forth in Section 1.15.

1.24 “Development” or “Develop” means, with respect to any Compound and Product, the performance of non-clinical, preclinical and clinical development (including, without limitation, toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, statistical analysis), clinical trials, and regulatory activities that are required to obtain Regulatory Approval of such Product (and specifically excluding activities directed to obtaining pricing and reimbursement approvals).

1.25 “Development Plan” means the plan setting forth the activities and timelines relating to the Development of any Compound and Product in the Territory, as amended by Company from time to time in accordance with Section 3.1(b). The initial Development Plan is set forth on Schedule 5.

1.26 “Disclosing Party” has the meaning set forth in Section 7.1.

1.27 “Distributor” means a Third Party bona fide wholesaler or distributor (a) engaged by Company, a Sublicensee or an Affiliate of either, on an arm’s-length commercially reasonable basis, only to market, distribute and sell a Product in one or more particular jurisdiction(s) (but, for clarity, not to Develop or Manufacture any Product in any way), (b) that purchases Products from Company, a Sublicensee or an Affiliate of either, and (c) that sells Product without providing any consideration to Company, the Sublicensee or an Affiliate of either, as applicable, (other than the purchase price paid by the Distributor for the Products, which for clarity may include down or advance payments).

1.28 “Effective Date” has the meaning set forth in the Preamble.

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1.29 “EMA” means the European Medicines Agency or any successor agency thereto.

1.30 “European Commission” means the authority within the European Union that has the legal authority to grant Regulatory Approvals in the European Union based on input received from the EMA or other competent Regulatory Authorities.

1.31 “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.32 “FDCA” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.33 “FGF21 Program” means Teva’s research and development program relating to GlycoPEGylated FGF21 molecules.

1.34 “First Commercial Sale” means, with respect to a Product in any country, the first sale of such Product to a Third Party in such country for distribution, use or consumption after Regulatory Approval has been obtained for such Product in such country. Sales for purposes of testing the Product in a Clinical Trial shall not be deemed a First Commercial Sale. For clarity, First Commercial Sale shall be determined on a Product-by-Product and country-by-country (or region-by-region) basis, as applicable. Two or more Products that contain the same Compound will be deemed the same “Product” for purposes of this definition.

1.35 “GAAP” means United States generally accepted accounting principles consistently applied.

1.36 “Good Clinical Practice” means the then current standards for Clinical Trials for pharmaceuticals (including all applicable requirements relating to protection of human subjects), as set forth in the FDCA and applicable regulations promulgated thereunder (including, for example, 21 C.F.R. Parts 50, 54, and 56), as amended from time to time, and such standards of good clinical practice (including all applicable requirements relating to protection of human subjects) as are required by other organizations and Governmental Body in any other countries, including applicable regulations or guidelines from the ICH, in which a Product is intended to be sold, to the extent such standards are not less stringent than in the United States.

1.37 “Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.38 “IND” means an Investigational New Drug Application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

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1.39 “Indemnified Party” has the meaning set forth in Section 9.3(a).

1.40 “Indemnifying Party” has the meaning set forth in Section 9.3(a).

1.41 “Invoicing Entity” has the meaning set forth in Section 1.53.

1.42 “Know-How” means know-how, trade secrets, chemical and biological materials, formulations, protocols, assays, formulations, methods, inventions, discoveries, information, documents, studies, results, data and regulatory approvals, data, filings and correspondence (including Drug Master Files), including biological, chemical, pharmacological, toxicological, pre-clinical, clinical and assay data, manufacturing processes and data, specifications, sourcing information, assays, and quality control and testing procedures, whether or not patented or patentable.

1.43 “Law” or “Laws” means any federal, state, provincial, local, international or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Body, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

1.44 “Licensed Know-How” means Teva Know-How that is not included in the Assigned Assets, including without limitation the Teva Know-How listed in Schedule 6.

1.45 “Licensed Patents” means the Teva Licensed Patents and Third Party Patents.

1.46 “Lien” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

1.47 “MAA” means (a) a marketing authorization application filed with (i) the EMA under the centralized EMA filing procedure or (ii) a Regulatory Authority in any country of the EU if the centralized EMA filing procedure is not used, or (b) any other equivalent or related regulatory submission, in either case to gain approval to market a Product in any country in the European Union, in each case including, for clarity, amendments thereto and supplemental applications.

1.48 “Major European Country” means any of the United Kingdom, France, Germany, Italy or Spain.

1.49 “Manufacture” or “Manufacturing” means activities related to the manufacture, formulation and packaging of any compound or product, including any Compound and Products, including related quality control and quality assurance activities.

1.50 “Master Services Agreement” means the Master Services Agreement between the parties dated even date herewith.

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1.51 “Milestone Event” has the meaning set forth in Section 5.2(a).

1.52 “Milestone Payment” has the meaning set forth in Section 5.2(a).

1.53 “Net Sales” means, with respect to a Product, the gross sales price invoiced to a Third Party for sales of such Product by Company or its Affiliates or Sublicensees (the “Invoicing Entity”), after deduction of: [***], that the Invoicing Entity allocates to sales of such Product in accordance with its standard policies and procedures consistently applied across its products, all calculated and determined in accordance with GAAP, as reflected in the Invoicing Entity’s financial statements and measured in United States Dollars (unless such charges are not included in the amount invoiced and are otherwise reimbursed to Company by a Third Party).

Sales of Products by an Invoicing Entity to Company or an Affiliate or Sublicensee for resale by Company or such Affiliate or Sublicensee [***]. Net Sales will include [***], but in each case only to the extent that Company or its Affiliate or Sublicensee receives amounts therefor in excess of the fully-burdened cost thereof.

In the event that a Product is sold in any country in the form of a Combination Product, Net Sales of such Combination Product shall be adjusted by multiplying actual Net Sales of such Combination Product in such country by the fraction A/(A+B), where: A is the average invoice price in such country of a Product containing the same strength of Compound included in the Combination Product, but not containing the Additional Ingredient(s) included in such Combination Product, when sold separately in such country; and B is the average invoice price of a product containing the same strength of Additional Ingredient(s) included in the Combination Product, but not containing the Compound(s) included in such Combination Product, when sold separately in such country. If, in a specific country, any such products are not sold separately, market prices for the Compound(s) and Additional Ingredient(s) included in the Combination Product shall be determined by the Parties in good faith.

1.54 “Novo Sublicense Agreement” means that certain license agreement entered into between an Affiliate of Teva and Neose Technologies, Inc. on January 27, 2009.

1.55 “Party(ies)” has the meaning set forth in the Preamble.

1.56 “Patents” means (a) any issued patents and patent applications, (b) any additions, divisionals, continuations, conversion, supplemental examinations, extensions, term restorations, registrations, reinstatements, amendments, reissuances, corrections, substitutions, re-examinations, registrations, revalidations, supplementary protection certificates, renewals, and foreign counterparts of the patents and patent applications mentioned in clause (a) above, and (c) all patents issuing from any of the patents and patent applications mentioned in clause (a) or (b) above and any foreign counterparts of any such patents and patent applications, and which shall include, in any case, patents surviving post grant review and inter partes review.

1.57 “Patent Challenge” means any legal or administrative proceeding challenging the validity of any of the Teva Licensed Patents (or any claim thereof), including by: (a) filing a declaratory judgment action in which any of the Teva Licensed Patents is alleged to be invalid; or (b) filing or pursuing any re-examination, opposition, cancellation, nullity or other like proceedings against any of the Teva Licensed Patents. For clarity, Patent Challenge shall not include a bona fide patent infringement defense (such defense to include a declaratory judgment action) against a claim of infringement of the Teva Licensed Patents brought by Teva or any of its Affiliates.

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1.58 “Periodic Report” has the meaning set forth in Section 5.6.

1.59 “Person” means any natural person, sole proprietorship, corporation, firm, business trust, trust, joint venture, association, organization, company, partnership, limited partnership or other business entity, or any government or agency or political subdivision thereof.

1.60 “Phase III Trial” means a clinical trial of a Product on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such Product in the dosage range to be prescribed, which trial is intended to support Regulatory Approval of such Product, as described in 21 C.F.R. 312.21(c) (as amended or any replacement thereof), or a similar clinical trial prescribed by any Regulatory Authority outside of the United States. For purposes of this Agreement, “initiation” of a Phase III Trial for any Product means the first dosing of the first human subject with such Product in such Phase III Trial.

1.61 “Pre-Clinical Study Work Orders” means the work orders entered into by Teva with third party CROs pursuant to which the reports described in Section 2 of Schedule 2 are to be prepared. The pre-clinical studies under these work orders have been completed by the relevant CROs and the relevant CROs and Teva are in the process of preparing and/or finalizing the reports in accordance with the relevant work order.

1.62 “Product” means any pharmaceutical product containing any Compound (alone or with Additional Ingredients), in all forms, presentations, formulations and dosage forms. For clarification, Product shall include any Combination Product.

1.63 “Reagent Supply and Technology Transfer Agreement” means the Reagent Supply and Technology Transfer Agreement between Company and Teva Biotech GmbH dated even date herewith.

1.64 “Receiving Party” has the meaning set forth in Section 7.1.

1.65 “Regulatory Approval” means, with respect to a country or region in the Territory, all approvals, licenses, registrations or authorizations from the relevant Regulatory Authority necessary for the Development, Manufacture or Commercialization of a Product in such country or region. For the avoidance of doubt, Regulatory Approval outside of the United States shall include any pricing or marketing approval needed prior to the sale of a Product in such country or region.

1.66 “Regulatory Authority” means (a) the FDA, (b) the EMA or the European Commission, or (c) any regulatory body or other analogous government regulatory authority or agency involved in granting approvals (including any required pricing or reimbursement approvals) for the development, manufacture or commercialization of pharmaceutical or biotechnology products (including any Product) in any other jurisdiction anywhere in the world.

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1.67 “Regulatory Filing” means any documentation comprising or relating to or supporting any filing or application with any Regulatory Authority with respect to any compound or product (including any Compound or Product), or its use or potential use in humans, including any documents submitted to any Regulatory Authority and all supporting data, including INDs and NDAs, and all correspondence with any Regulatory Authority with respect to such compound or product (including minutes of any meetings, telephone conferences or discussions with any Regulatory Authority).

1.68 “Royalty Term” means, on a Product-by-Product and country-by-country basis, the period commencing on the First Commercial Sale of such Product in such country and continuing until the latest to occur of: (a) the date of expiration of the last Valid Claim included in any of the Transferred Patents claiming the composition, formulation, manufacture or use of such Product in such country; (b) the end of any regulatory or data exclusivity for the Product granted by a Regulatory Authority or Governmental Body applicable to such country; or (c) ten (10) years from the date of First Commercial Sale of such Product in such country. For purposes of Sections 1.68(b) and 1.68(c), two or more Products that contain the same Compound will be deemed the same “Product” and the Royalty Term shall expire upon on a country-by-country basis on the expiration of the Royalty Term of the first such Product in the relevant country.

1.69 “Sublicense” means any grant by Company to its Affiliate or a Third Party of any of the rights acquired by Company under Section 2.1 of this Agreement, including the right to Develop, Manufacture, or Commercialize any Compound or Product, in accordance with Section 2.5.

1.70 “Sublicensee” means any Affiliate of Company or Third Party to whom Company shall grant a Sublicense or option to obtain such Sublicense in accordance with Section 2.5. Sublicensee shall include any other Third Party to whom such Sublicense or option shall be transferred or assigned, by operation of law or otherwise. For clarity, Sublicensee excludes Distributor.

1.71 “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

1.72 “Term” has the meaning set forth in Section 10.1.

1.73 “Territory” means worldwide.

1.74 “Teva” has the meaning set forth in the Preamble.

1.75 “Teva Indemnitee” has the meaning set forth in Section 9.1.

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1.76 “Teva Know-How” means any and all Know-How that (i) is Controlled by Teva or any of its Affiliates as of the Effective Date or is developed by Teva or any of its Affiliates after the Effective Date and delivered to Company in accordance with Section 15 of the Reagent Supply and Technology Transfer Agreement and (ii) is necessary or reasonably useful to Develop, Manufacture, or Commercialize any Compound or Product.

1.77 “Teva Licensed Patents” means those Patents owned by Teva or its Affiliates on the Effective Date or at any time during the term of this Agreement that are not Assigned Patents, and are necessary or useful for the Development or Commercialization of the Compounds or the Products, that are relevant to development programs other than the FGF21 Program, including without limitation Patents Covering methods of glycoPEGylation and resulting compounds.

1.78 “Teva Licensed Technology” means the Teva Licensed Patents and Licensed Know-How.

1.79 “Third Party” means any Person other than Teva, Company or their respective Affiliates.

1.80 “Third Party Patents” means those Patents sublicensed to Company under the Novo Sublicense Agreement entered into contemporaneously with this Agreement.

1.81 “Teva Transferred Patents” means the Assigned Patents and Teva Licensed Patents.

1.82 “Transferee” means any Third Party to whom Company or its Affiliate sells and assigns the Assigned Assets.

1.83 “Transferred Patents” means the Teva Transferred Patents together with the Third Party Patents.

1.84 “United States” or “US” means the United States of America and its territories and possessions.

1.85 “Valid Claim” means a claim of any pending patent application or any issued, unexpired United States or granted foreign patent that has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction from which no further appeal can be taken, and that has not been explicitly disclaimed, or admitted in writing to be invalid or unenforceable or of a scope not Covering a particular product or service through reissue, disclaimer or otherwise, provided that if a particular claim has not issued within five (5) years of its earliest priority date, it shall not be considered a Valid Claim for purposes of this Agreement unless and until such claim is included in an issued or granted Patent, notwithstanding the foregoing definition.

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ARTICLE II

TRANSFER OF ASSETS, LICENSES AND OTHER RIGHTS

2.1 Transfer of Assets. On the Closing Date and upon the terms and subject to the conditions of this Agreement, including receipt of the payments set forth in Sections 5.1, Teva shall, and shall cause its Affiliates to, (and, as of the Closing Date, Teva and its Affiliate hereby) sell, assign, transfer, convey and deliver to Company, and Company shall purchase, acquire and accept, all right, title and interest of Teva or its Affiliates, as applicable, in, to and under the Assigned Assets, free and clear of all Liens. In order to effectuate the assignment, transfer and conveyance of the Assigned Assets, the Parties shall, and Teva shall cause its Affiliates, as applicable, to, duly execute and deliver patent assignments substantially in the forms attached hereto as Schedule 7 (“Patent Assignments”), and any other document that may be needed in order to effectively transfer, convey and assign to Company all of Teva’s and Teva’s Affiliates’ rights, title and interest in and to the Assigned Assets, including without limitation assignment of the IND with respect to Compounds and any other regulatory documents related thereto. Subject to the terms and conditions set forth herein, Company shall assume and agree to pay, perform and discharge when due any and all Assumed Liabilities.

2.2 Grant of Licenses to Company. Subject to the terms and conditions of this Agreement and the reserved rights described in Section 2.4, Teva hereby grants to Company, and Company hereby accepts, a perpetual (subject to termination in accordance with the terms of this Agreement), non-exclusive (but exclusive with respect to Compounds), worldwide, royalty-bearing (as provided in Section 5.3 below), non-transferable (except in accordance with Section 11.2) license (with the right to grant Sublicenses as provided for in Section 2.5 only) under the Teva Licensed Technology to research, have researched, Develop, have Developed, use, have used, Commercialize and have Commercialized, Manufacture and have Manufactured the Compounds and Products in the Territory.

2.3 License to Teva. Company hereby grants to Teva and Teva’s Affiliates, and Teva hereby accepts, a non-exclusive, worldwide, royalty-free, non-transferable license, under the Assigned Patents to make and have made the Compound and Products, solely for supply to Company under the terms of the supply agreement to be executed between the Parties. In addition, to the extent that Company or its Sublicensees or Transferees makes any improvements to the reagents known as [***], [***] or [***] (as described in the Reagent Supply and Technology Transfer Agreement) or the manufacturing process relating to any of such reagents, Company shall, and shall cause its Sublicensees and Transferees to grant, and hereby grants Teva a non-exclusive worldwide, royalty-free, non-transferable license, to such improvements, solely to research, have researched, Develop, have Developed, use, have used such reagents for the sole purpose of Commercializing and having Commercialized, Manufacturing and having Manufactured Teva’s product with an INN of lipegfilgrastim, known as Lonquex.

2.4 Reservation of Rights.

Except as expressly set forth in this Agreement, no licenses or other rights are granted or created hereunder to use any Patent, Know-How or other intellectual property rights owned, Controlled or otherwise in-licensed by a Party or any of its Affiliates, and all licenses and other rights are or shall be granted only as expressly provided in this Agreement, and no other licenses or other rights is or shall be created or granted hereunder by implication, estoppel or otherwise. The licenses granted in Section 2.2 above shall not grant or create (by implication, estoppel or

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otherwise) any license or right under any Teva Licensed Patents or Teva Know-How to Develop, Manufacture or Commercialize any molecule that is not a Compound or Product. For clarity and without limiting the foregoing, nothing shall be deemed to confer any ownership interest, license or other rights upon Teva as to any invention, Patent, Know-How, technology, intellectual property (whether patentable or not), data or other materials developed, made, discovered, invented, conceived and/or created by or on behalf of Company, its Affliliates, Sublicensees or Transferees based on or using the Assigned Assets or in exercising its licenses under this Agreement or otherwise.

2.5 Grant of Sublicenses by Company.

(a) Company shall be entitled to grant Sublicenses through multiple tiers of the rights granted by Teva hereunder:

(i) to any Affiliate of Company (including the rights to allow such Affiliates to grant further Sublicenses in accordance with this Section 2.5), provided such Sublicense only remains in effect for as long as such Sublicensee remains an Affiliate of Company;

(ii) to Third Parties that are clinical research organizations, contract manufacturers, contract laboratory organizations, and other similar organizations that support the Development, Manufacture and Commercialization of any Compounds and Products on a fee-for-service basis as Sublicensees hereunder, provided that such Sublicenses include obligations of confidentiality and non-use of the Teva Licensed Technology and Teva Confidential Information substantially in accordance with the terms of this Agreement;

(iii) to other Third Parties as a Sublicensee hereunder (including the rights to allow such Third Parties to grant further Sublicenses in accordance with this Section 2.5)

(b) All Sublicenses granted by Company (or any option to a Sublicense) must (i) be in writing (other than in the case of Sublicenses to Affiliates of Company), (ii) be subject and subordinate to, and consistent with, the terms and conditions of this Agreement and (iii) require the applicable Sublicensee to comply with all applicable terms of this Agreement (except for the payment obligations, for which Company shall remain responsible). Company shall provide a copy of each agreement containing a Sublicense granted under Section 2.5(a)(iii), redacted of any confidential terms (including without limitation, the identity of the proposed Sublicensee) that are not material to the rights of Teva hereunder, to Teva at least [***] prior to execution. Teva shall keep any such copies of Sublicense agreements in its confidential files, shall not disclose such agreements or the contents thereof to any third party (except auditors or legal advisors of Teva for the purpose set forth below), and shall use them solely for the purpose of monitoring Company’s compliance with its obligations hereunder and enforcing Teva’s rights under this Agreement. If Company so requests, Teva will limit disclosure of such agreements to members of Teva’s legal staff, provided however that Teva’s legal staff may disclose to its alliance management individuals the information necessary for Teva to appropriately track payment and reporting obligations to Teva. No Sublicense shall diminish, reduce or eliminate any obligation of Company under this Agreement, and Company shall remain responsible for its obligations under this Agreement. Company shall include Teva as a third party beneficiary with respect to any Teva Confidential Information (as defined below) disclosed to the Sublicensee, if any, and with respect to indemnification obligations relating to Products.

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(c) Any Sublicense shall be dependent on the existence of the licenses and rights granted hereunder. Notwithstanding the foregoing, upon termination of this Agreement by Teva pursuant to Section 10.3, or 10.4, and provided that Sublicensee is not in breach of the Sublicense at the time of termination of this Agreement, Teva shall work diligently and in good faith to expeditiously enter into an agreement with each Sublicensee to the extent of the scope of the applicable Sublicense, as the Sublicensee’s direct licensor, provided that such Sublicensee delivers to Teva within [***] after termination of this Agreement a license agreement, proposed for execution by such Sublicensee and Teva, that is consistent with the terms and conditions set forth in this Agreement, as reasonably modified to be no greater in scope than the scope of the Sublicense granted to such Sublicensee with respect to territory, duration/term of sublicense grant, Products, fields of use, etc. (e.g., if the Sublicensee’s Sublicense, as in effect immediately prior to such termination, included rights and obligations only with respect to a particular Product, Compound, country, indication and/or other matter, the proposed license agreement shall only include rights and obligations with respect to such particular Product, Compound, country, indication and/or other matter) (each such license agreement, a “New License Agreement”); provided further that (A) Teva shall have no liability to such Sublicensee for any actual or alleged breach by Company of the Sublicense agreement under which such Sublicensee was granted the initial Sublicense and (B) Teva shall not have any obligations to such Sublicensee in excess of those obligations corresponding to, and consistent with, those of Teva set forth in this Agreement with respect to the applicable rights of such Sublicensee to the Teva Licensed Technology. Notwithstanding the foregoing, the license rights of each Sublicensee that is entitled to request a direct license from Teva under the conditions set forth above shall be deemed to continue during the ninety-day period in which such Sublicensee may request a direct license from Teva, and during a reasonable time thereafter while the direct license is being finalized, pursuant to this Section 2.5(c). Each Sublicensee shall be deemed a third-party beneficiary for purposes of this Section 2.5(c). Notwithstanding anything herein to the contrary, this provision shall not apply to a Sublicense with an Affiliate of Company.

(d) Without limiting the foregoing, Company shall ensure that each Sublicense shall include terms that bind the Sublicensee to observe the applicable terms of this Agreement, the material breach of which terms shall be a material breach resulting, if not cured in accordance with the terms of the Sublicense (which shall be consistent with Section 10.3), in the right of Company to terminate the Sublicense. In case of any act or omission by any Sublicensee that would have constituted a material breach of this Agreement by Company entitling Teva to terminate this Agreement had it been an act or omission of Company hereunder, Company will notify Teva of such act or omission promptly after Company is informed or becomes aware of such act or omission thereof. Company and Teva will discuss possible courses of action, including, if necessary, terminating such Sublicense agreement in accordance with the terms thereof if the breach is not cured within a reasonable period. Company shall take all such actions reasonably requested by Teva to enforce the terms of the Sublicense Agreement upon the Sublicensee. For clarity, if Company complies with the terms of this paragraph, Teva will not have the right to terminate this Agreement on account of such breach by such Sublicensee.

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2.6 Technology Transfer of Teva Know-How. Teva shall deliver to Company all documents and materials specified in Schedule 2 in accordance with the timeframes and manner of delivery established in Schedule 2. During the [***] period following the Effective Date, to the extent required, Company’s representatives will be granted reasonable access, at Teva’s election, to Teva’s personnel by teleconference or in-person at Teva’s facilities, in coordination with Teva, in order to gain a reasonable level of first-hand knowledge of the Teva Know-How under guidance of the relevant research and development personnel up to the total hours of technical assistance set forth in the table attached hereto as Schedule 8, according to the terms specified therein. For the avoidance of doubt, the services described in the Reagent Supply and Technology Transfer Agreement, the services described in the Master Services Agreement and any bioanalysis support and assay transfer related services shall not be covered by this Section 2.6 and shall be covered by the separate services agreement, to be negotiated between the Parties.

2.7 Pre-Clinical Study Work Orders; ABF Work Order; Notebooks, Novo US Patent.

2.7.1 Pre-Clinical Study Work Orders. With respect to the Pre-Clinical Study Work Orders, Teva shall (a) supervise and ensure completion of the reports and any other deliverable due under such work orders, (b) make any outstanding payments due under such work orders and (c) provide the Company with such reports and other deliverables. Teva will provide such reports and deliverables to Company on or prior to the dates set forth in Section 2 of Schedule 2, provided that the deliverables to be provided by the relevant vendor are delivered to Teva according to the timeframes specified in the relevant work plan or otherwise agreed among Teva, Company and the third party vendor. In the event of any delay in the deliverables to be provided by any such vendor, the date for the delivery of the relevant reports and deliverables by Teva shall be pushed back by the term of such delay. For clarity, Teva will not be entitled to reimbursement of such payments.

2.7.2 ABF Work Order. With respect to the ABF Work Order, Teva shall supervise performance of, and use reasonable efforts to ensure performance of, such work order by ABF on behalf of Company until delivery of the clinical material at ABF’s storage facility in the United States, as described in the Work Order. Company shall reimburse Teva for amounts paid by Teva with respect to the ABF Work Order prior to the Closing Date in accordance with Section 5.1(c). All other amounts to be paid under the ABF Work Order after the Closing Date will be paid by Company directly to ABF.

2.7.3 Assignment of US Patent. The parties acknowledge that [***] and [***] (“US Patents”) are part of a patent family that is included in the Assigned Patents. The US Patents were licensed to Teva by Neose, but not assigned to Teva to date, and such license agreement was subsequently assigned by Neose to Novo Nordisk. Pursuant to a patent management agreement between Teva and Novo Nordisk, Teva has the right to require Novo Nordisk to assign the US Patents to Teva upon request. Teva has sent Novo a request to perform such assignment and Novo has acknowledged receipt of such request and its intention to work with Teva to execute such assignment. Teva shall use its best efforts to obtain such assignment from Novo Nordisk as soon as possible after the Effective Date. Upon formal assignment of the US Patent to Teva, Teva shall assign the US Patent to Company in accordance with the second sentence of Section 2.1 and the US Patent shall become part of the Assigned Patents. Until such assignment occurs, the US Patent shall be deemed licensed to Company under the Novo Sublicense Agreement.

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2.7.4 Notebooks. Within [***] following the Closing, Teva will make available the notebooks and binders listed in Appendix 2 to Schedule 2 attached hereto, to a third party chosen by Company, so that such third party may scan and/or copy the notebooks and binders. The notebooks and binders will be copied in their original language. Upon completion of the copying and scanning, Teva will send the scanned copies to Company via electronic means. In addition, upon [***] prior notice from Company, at any time during the [***] following Closing, Teva shall make the originals and the hard copies of the notebooks and binders available to a notary public designated by Company, at Teva’s facility, to review the copies and confirm that they are true copies of the originals. Teva will send such notarized copies to Company. All such costs and expenses relating to producing copies of the notebooks and binders, shipping copies of such notebooks to Company, and notarizing such copies shall be the responsibility of Company. Teva shall maintain the originals of the notebooks and binders in its archives indefinitely and, at Company’s request shall make them available to regulatory agencies within [***] of a written request from Company. If Teva, at any time, wishes to cease maintaining any of the original notebooks or binders, it shall notify Company and shall deliver such originals to Company.

2.8 Supply and Technology Transfer. Teva understands that Company’s research and development activities with respect to assets purchased under this Agreement are dependent on, and the Company is relying on, Teva’s performance of its obligations under Sections 2.6 and 2.7, and on Teva Biotech GmbH’s performance of its obligations under the Reagent Supply and Technology Transfer Agreement. Teva undertakes to ensure that Teva Biotech GmbH performs its obligations under the Reagent Supply and Technology Transfer Agreement. In order to facilitate communication between the parties regarding fulfillment of such activities and the performance of Teva’s obligations, Teva shall appoint an alliance manager (the “Alliance Manager”) as the main point of contact for the Company for day-to-day activities, including as the initial contact with respect to any concerns regarding the fulfillment Teva’s obligations under Sections 2.6 and 2.7. Teva shall keep an Alliance Manager until completion of all of Teva Biotech GmbH’s obligations under the Reagent Supply and Technology Transfer Agreement.

2.9 Company’s Recording and Similar Responsibilities. It shall be Company’s responsibility (i) to record the patent assignments following execution thereof and (ii) to bear the fees and other costs in connection therewith.

ARTICLE III

DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION

3.1 Development.

(a) Company, alone and/or through its Affiliates and/or Sublicensees, shall use Commercially Reasonable Efforts to Develop a Product for approval in the United States, and each of the Major European Countries. The Parties acknowledge that Company, alone and/or through its Affiliates and/or Sublicensees, may Develop Products that are a Combination Product. Without limiting the generality of the foregoing, Company, alone and/or through its Affiliates and/or Sublicensees, shall use Commercially Reasonable Efforts to execute and perform, or cause to be

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performed, the Development Plan, in accordance with the timelines set forth therein, and Company shall conduct its Development activities in good scientific manner and in compliance with applicable Law, including Laws regarding environmental, safety and industrial hygiene, and, to the extent applicable, Good Laboratory Practice, Good Clinical Practice, current standards for pharmacovigilance practice, and all applicable requirements relating to the protection of human subjects. Company, alone and/or through its Affiliates and/or Sublicensees, shall have the right to engage Third Party subcontractors (including Distributors) to conduct any of its Development, Manufacturing and Commercialization obligations under this Agreement; provided that (a) Company shall be liable hereunder for all actions or inactions of any of such Person, and (b) each such Person shall execute a non-disclosure/nonuse agreement no less restrictive than the terms and conditions contained in Article VII if Teva Confidential Information is to be disclosed.

(b) Company shall use Commercially Reasonable Efforts to conduct all Development activities relating to the Products in accordance with the Development Plan. Company shall have the right to amend the Development Plan from time to time; provided that no such Development Plan amendment may reduce or otherwise lessen the general diligence (except that the timelines for achieving development and commercialization milestones may be amended) and other obligations of Company pursuant to this Agreement. The terms of and activities set forth in the Development Plan shall at all times be designed to be in compliance with all applicable Laws and to be conducted in accordance with professional and ethical standards customary in the pharmaceutical industry.

(c) As between the Parties, Company shall be responsible, at its, its Affiliates’ and/or Third Parties’ sole cost and expense, for all Development activities under this Agreement and the Development Plan.

3.2 Commercialization.

(a) Company (alone and/or through its Affiliates and/or Sublicensees) shall use Commercially Reasonable Efforts to Commercialize a Product in the Territory in those countries for which Regulatory Approval and pricing and reimbursement approval have been obtained.

(b) As between the Parties, Company shall be responsible, at its, its Affiliates’ and/or Third Parties’ sole cost and expense, for all Commercialization activities under this Agreement and shall keep Teva reasonably informed as to the progress of such activities under Section 3.3.

3.3 Development, Regulatory and Commercialization Reports. Every [***] months during the Term, Company shall issue to Teva a report on the Development, regulatory and commercialization activities Company has performed or caused to be performed for the Compounds and Products since the last such report, including a summary of the work performed in relation to the goals of the Development Plan and a summary of progress against each Development and regulatory-related Milestone Event and an estimate of the timing of the achievement of the all Development and regulatory-related Milestone Events (which estimate will not be construed as a guarantee of such timing), and shall provide such other information as may be reasonably requested by Teva with respect to such Development and regulatory activities. In addition to the foregoing, upon Teva’s reasonable request no more frequently than once every

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[***], Company shall participate in a telephone or video conference to discuss any of the foregoing as is reasonably necessary to convey an understanding of the status of the applicable Development or regulatory activity. In addition to the foregoing, Company shall provide prompt written notice to Teva if, in any year, the Company has elected to suspend for a period equal to or greater than three (3) consecutive months, or to no longer proceed with, all Development, Manufacturing and Commercialization activities relating to Compounds.

3.4 Trademarks. As between Teva and Company, Company shall have the sole authority to select trademarks for Products and shall own all such trademarks, and shall be responsible for the registration, filing, maintenance and enforcement thereof.

3.5 Other Government Laws. Company shall comply with, and ensure that its Affiliates comply and Sublicensees undertake to comply with, all applicable government statutes and regulations that relate to Compounds or Products. These include but are not limited to FDA statutes and regulations, the Export Administration Act of 1979, as amended, codified in 50 App. U.S.C. 2041 et seq. and the regulations promulgated thereunder or other applicable export statutes or regulations.

ARTICLE IV

REGULATORY MATTERS

4.1 Regulatory Responsibilities. Company (alone and/or through its Affiliates and/or Sublicensees) shall use Commercially Reasonable Efforts to seek and obtain Regulatory Approval for a Product in the United States, and each of the Major European Countries in accordance with the Development Plan.

4.2 Ownership of Regulatory Approvals. As between Company and Teva, Company (or its applicable Affiliate) shall own and maintain all Regulatory Filings made after the Effective Date for Products and all Regulatory Approvals for Products. All such filings shall be in the name of Company or its Affiliate or Sublicensee, except where otherwise required by local law.

4.3 Regulatory Cooperation. The report described in Section 3.3 shall summarize material submissions made by Company with, and material correspondence received by Company from, a Regulatory Authority pertaining to any Regulatory Filing or Regulatory Approval for Products. In the [***] after the Effective Date, to the extent reasonably requested by Company, Teva shall use reasonable efforts, at Company’s expense, to provide Company with any information relating to the Licensed Know-How that is in Teva’s possession, is not in the possession of Company and is needed for Regulatory Filing or Regulatory Approval for Products. For clarity, except as stated in the previous sentence, Teva shall have no obligation, responsibility or liability relating to any Regulatory Filing or Regulatory Approval for any Compound or Product, and Teva shall have no obligation, responsibility or liability to maintain, comment on, respond to or file any Regulatory Filings or Regulatory Approvals for any Compound or Product.

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4.4 Regulatory Audits. To the extent that Teva’s participation is requested by Company, the Parties shall cooperate in good faith with respect to Regulatory Authority inspections of any site or facility where Clinical Trials or Manufacturing of Products are conducted pursuant to this Agreement, whether such site or facility is Company’s or its Affiliate’s or a permitted subcontractor’s.

4.5 Pricing and Reimbursement Standards. Company (alone and/or through its Affiliates and/or Sublicensees) shall be responsible for and have the exclusive right to seek and attempt to obtain pricing and reimbursement approvals for the Products in the Territory.

ARTICLE V

FINANCIAL PROVISIONS

5.1 Upfront and CRO Payments.

(a) Upfront Payment. Within [***] of the Effective Date, Company shall pay to Teva a total of Six Million US Dollars (US$6,000,000) as an aggregate one-time upfront payment for the rights granted under this Agreement and under the FASN Agreement. Such payment shall be non-refundable and non-creditable and not subject to set-off. For clarity, such amount shall serve as the upfront payment for both this Agreement and the FASN Agreement.

(b) CRO Payment. Within [***] of the Effective Date, Company shall pay to Teva, [***].

(c) ABF Work Order Payment. Within [***] of the Effective Date, Company shall pay to Teva, an amount equal to Teva’s payments made to ABF as of the Effective Date under the ABF Work Order.

(d) Timing of Payments. Company shall pay to Teva the payments set forth in this Section 5.1 within [***] of the Effective Date. Any failure to provide such payments within such [***] shall be a material breach of this Agreement permitting Teva to terminate this Agreement with immediate effect.

(e) Wire Transfer Instructions. The payments described in this Section 5.1 shall be made by wire transfer to the following account:

[***]

Branch no. [***]

Account No: [***]

Swift: [***]

Beneficiary: [***]

5.2 Milestone Payments.

(a) Product-based Milestones. As consideration for Teva’s grant of the rights and licenses to Company hereunder and the assignment of the Assigned Assets, Company shall pay to Teva the following one-time, product-based milestone payments (the “Milestone Payments”) upon the first achievement of each of the milestone events set forth in the table below (the “Milestone Events”) by a Product. Each Milestone Payment will be payable one time only, regardless of the number of Products and/or indications to achieve the corresponding Milestone

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Event. Company shall pay the relevant Milestone Payment within [***] of such achievement (or in the case of the [***] milestones, of the end of the calendar quarter in which the [***] milestone was obtained) by Company or its Affiliates or Sublicensees, or any Transferee. For the avoidance of doubt, each of the Milestone Payments shall become payable upon the first occurrence of the associated Milestone Event, irrespective of the order in which the Milestone Events occur relative to each other. If a development Milestone Event (i.e., [***]) for a Product is skipped, then the skipped Milestone Event(s) for such Product will be deemed to have been met upon the achievement of the subsequent milestone for such Product. Such payments shall be non-refundable and non-creditable and not subject to set-off.

Milestone Events	Milestone Payment
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]

5.3 Royalties.

(a) As further consideration for Teva’s grant of the rights and licenses to Company hereunder and the assignment of the Assigned Assets, Company shall pay to Teva a royalty at the graduated royalty rates specified in the table below with respect to the aggregate annual worldwide Net Sales of all Products by Company and its Affiliates, Sublicensees or any Transferee of the Assigned Assets, in the Territory in a calendar year (subject to the reductions and set-offs set forth below):

Aggregate Annual Worldwide Net Sales of All Products in a calendar year (US Dollars)	Royalty Rate
For that portion of aggregate annual Net Sales of all Products up to and including $[***].	[***]%
For that portion of aggregate annual Net Sales of all Products exceeding $[***] but less than and including $[***].	[***]%
For that portion of aggregate annual Net Sales of all Products exceeding $[***].	[***]%

The applicable royalty rate shall be calculated as provided in this Section 5.3(a) by reference to the aggregate annual worldwide Net Sales of all Products in a calendar year. By way of example, in a given calendar year, if the aggregate annual worldwide Net Sales of all Products for which royalties are due under this Section 5.3(a) were US$[***], the following royalty payment would be payable under this Section 5.3(a): [***].

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(b) Royalties shall be payable from the First Commercial Sale of a Product, on a country-by-country basis, until the expiration of the Royalty Term for such Product and country.

(c) Only one royalty shall be due with respect to the sale of the same unit of Product regardless of how many Valid Claims included in any of the Transferred Patents Cover the manufacture, use, sale, offer for sale or importation of such Product.

(d) On a Product-by-Product and country-by-country basis, upon expiration of the Royalty Term for a Product in a country, the licenses granted to Company under Section 2 with respect to such Product in such country shall continue in effect but become fully paid-up, royalty-free, irrevocable and perpetual.

5.4 Reductions

(a) Expiration of Transferred Patents. Subject to Section 5.4(c), if royalties are payable under Section 5.3 on Net Sales of a particular Product (i) in a particular country after the expiration of all Valid Claims included in the Transferred Patents (including any applicable patent term extension) Covering such Product in such country or (ii) in a particular country in which there is no Valid Claim included in the Transferred Patents (including any applicable patent term extension) covering such Product, then the royalties payable on Net Sales of such Product shall be calculated as set forth in Section 5.3, provided that the portion of the royalties payable on Net Sales of such Product in the particular country shall be reduced by [***] after the date of expiration of the last-to-expire Valid Claim of the Transferred Patents Covering such Product in the country of sale.

(b) Third Party Royalties. If Company identifies any Patent owned or controlled by a Third Party in a particular jurisdiction that, absent a license or agreement with such Third Party, would be infringed (or in the case of pending application, the would be infringed if the claims therein were to issue) by manufacturing, using or selling a Product (except, in the case of Combination Products, intellectual property rights that are specific to Additional Ingredient(s) included in such Combination Product) (“Blocking IP”), then Company shall notify Teva. In the event that the Company acquires a license from such Third Party with respect to such Blocking IP, then Company will be entitled to offset [***] of any amounts paid under such license agreement with respect to such Product against amounts due under Section 5.3 (after the deductions described in Section 5.4(a)), provided however that Company shall not be entitled to deduct any such amounts until the relevant patent included in the Blocking IP has granted. Upon the granting of such patent included in the Blocking IP, Company shall be entitled to deduct from the royalties payable [***] of the amounts previously paid by Company to the Third Party licensee, all in accordance with this Section 5.4(b) and subject to Section 5.4(c).

(c) Maximum Deduction. In no event shall (a) the reduction under Section 5.4(b) reduce royalties otherwise due to Teva by more than [***] in any calendar [***] in any particular country and (b) the cumulative reductions under Sections 5.4(a) and 5.4(b) reduce the royalties otherwise due to Teva by more than [***] in any calendar [***] in any particular country.

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(d) No Obligation to Pay Third Party Royalties. In no event shall Teva be required to contribute to Company’s payments to Third Parties from which it has received (sub)licenses to intellectual property that claims or covers any Compound or Product. In no event shall Company be required to contribute to Teva’s payments to Third Parties from which it has received (sub)licenses to intellectual property that claims or covers any Compound or Product.

(e) No Other Deductions. There shall be no deductions or other reductions to any royalties or other amounts payable to Teva hereunder, except to the extent provided by Sections 5.4(a), and 5.4(b).

5.5 Notice. Company shall give Teva written notice of any First Commercial Sale of a Product, or Milestone Event achieved under Section 5.2(a) within [***] of the occurrence of each such event.

5.6 Periodic Reports. Within [***] after the end of each calendar quarter commencing upon the First Commercial Sale of a Product, Company shall furnish Teva with a quarterly report (“Periodic Report”) detailing, at a minimum, the following information for the applicable calendar quarter, each listed by Product and by country of sale: (i) the total number of units of Product sold by Company, its Affiliates, Sublicensees or Transferee for which royalties are owed to Teva hereunder, including a breakdown of the number and type of Products sold (example dosage strength, formulation and count as applicable), (ii) gross amounts received for all such sales, (iii) deductions by type taken from Net Sales as specified in Section 1.53, (iv) Net Sales, (v) royalties and milestone payments owed to Teva, listed by category, (vi) the currency in which the sales were made, including the computations for any applicable currency conversions pursuant to Section 5.8, and (vii) a summary of progress against each Net Sales Milestone Event. Once the first Commercial Sale has occurred, Periodic Reports shall be provided to Teva whether or not royalties, milestone payments or Sublicense fees are payable for a particular calendar quarter. In addition to the Periodic Report, and commencing upon the First Commercial Sale of a Product, Company shall furnish to Teva an annual forecast for the projected sales of Products in the foregoing calendar year, provided that (a) if sales are being made under a Sublicense agreement, Company shall only be required to provide such estimates if it has received the relevant estimates from the Sublicensee and is authorized under the relevant Sublicense agreement to share such estimates with Teva and (b) if substantially all of the shares of Company or substantially all of the assets to which this Agreement relates are sold in a bona fide transaction, the obligation to provide such forecasts shall terminate. Company agrees to suggest language requiring the Sublicensee to provide such information and allow such disclosure in its negotiations with Sublicensees; provided however, that Teva understands that the relevant Sublicensee may not agree to the inclusion of such language. In addition to the foregoing, upon Teva’s reasonable request, Company shall provide to Teva such other information as may be reasonably requested by Teva, and shall otherwise cooperate with Teva as reasonably necessary, to enable Teva to verify Company’s compliance with the payment and related obligations under this Agreement, including verification of the calculation of amounts due to Teva under this Agreement and of all financial information provided or required to be provided in the reports; provided that with respect to information related to sales by Sublicensees, Company shall only be obligated to provide Teva the information that it obtains from its Sublicensees, provided that Company shall use reasonable efforts to require its Sublicensee to provide all of the information requested by Teva pursuant to this sentence.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

5.7 Payments. On the date prescribed for the submission of each Periodic Report, Company shall pay the royalties due to Teva for the reported period. All payments under this Agreement shall be computed and paid in United States Dollars. All Payments shall be made by wire transfer to such bank accounts as Teva may designate by written notice.

5.8 Currency Exchange. With respect to Net Sales invoiced in United States Dollars, the Net Sales and the amounts due to Teva hereunder shall be expressed in United States Dollars. With respect to Net Sales invoiced in a currency other than United States Dollars, the Net Sales shall be expressed in the domestic currency of the entity making the sale, together with the United States Dollars equivalent, calculated based on the average conversion rate existing in the United States (as reported in the Wall Street Journal) for the calendar quarter for which remittance is made for Royalties. For purposes of calculating the Net Sales thresholds set forth in Section 5.3, the aggregate Net Sales with respect to each calendar quarter within a calendar year shall be calculated based on the currency exchange rates for the calendar quarter in which such Net Sales occurred, in a manner consistent with the exchange rate procedures set forth in the immediately preceding sentence.

5.9 Taxes. Each Party is responsible for its own taxes, duties, levies, imposts, assessments, deductions, fees, withholdings or similar charges imposed on or measured by net income or overall gross income, gross receipts, capital, ability or right to do business, property, and franchise or similar taxes pursuant to applicable laws. All amounts to be paid to Teva pursuant to this Agreement are exclusive of Value Added Tax. Company shall add value added tax, as required by Law, to all such amounts. If applicable Laws require that taxes be withheld from any amounts due to Teva under this Agreement, Company shall (a) deduct these taxes from the remittable amount, (b) pay the taxes to the proper taxing authority, and (c) promptly deliver to Teva a statement including the amount of tax withheld, and such other information as may be necessary for tax credit purposes. Company shall cooperate with Teva in claiming exemptions from such deductions or a reduced withholding tax rate as allowable under any agreement or treaty from time to time in effect. If Company receives a refund of any such withheld taxes, in whole or in part, and whether in the form of cash, credit or other similar offset, Company shall refund such amount to Teva within a reasonable period of time, provided that nothing in this Agreement shall require Company to take any particular steps to obtain such refund. Payment of Value Added Tax – or of any analogous foreign tax, charge or levy (if charged), applicable to the sale of Products shall be added to each payment in accordance with the statutory rate in force at such time. Teva shall not be liable for any penalties or interest due to the failure of Company to remit any withholding or deductions to the proper tax authorities.

5.10 Records. Company shall keep, and shall require its Affiliates and Sublicensees to keep, full and correct books of account in accordance with GAAP enabling the royalties, Sublicense fees and Milestone Payments, and all corresponding deductions, to be calculated accurately. Company shall, and shall require and cause its Affiliates and Sublicensees to, retain such books of account with respect to a given report provided under Section 5.6, for three (3) years after the end of the calendar year to which such report relates, which reports shall be kept at each of their principal place of business and shall be open for inspection and audit in accordance with Section 5.11 below.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

5.11 Audit. Teva shall be entitled to appoint, at its sole expense, a certified public accountant or other professional as appropriate and reasonably acceptable to Company (the “CPA Representatives”) to inspect, not more than once a calendar year, during normal business hours Company’s and its Affiliates’ books and records contemplated by Section 5.10 above, including all books of account, records and other relevant documentation to the extent relevant or necessary for the sole purpose of verifying compliance with the payment and related obligations under this Agreement, the calculation of amounts due to Teva under this Agreement and of all financial information required to be provided in the Periodic Reports, provided that Teva shall coordinate such inspection with Company or its Affiliate (as the case may be) reasonably in advance. In addition, Teva may require that Company, through the CPA Representatives, inspect, at Teva’s expense, during normal business hours the books and records contemplated by Section 5.10 above, including all applicable books of account, records and other relevant documentation of any Sublicensees, not more than once a calendar year, to the extent relevant or necessary for the sole purpose of verifying the compliance with the payment obligations under this Agreement, the calculation of amounts due to Teva under this Agreement and of all financial information provided in the Periodic Reports, and Company shall use its commercially reasonable efforts to cause such inspection to be performed. The Parties shall reconcile any underpayment or overpayment within thirty (30) days after the CPA Representatives deliver the results of the audit to Teva and Company. The results of such inspection, if any, shall be binding on both Parties. Any underpayment shall be subject to interest in accordance with the terms of Section 5.13, below. Any overpayments shall be fully creditable against amounts payable in subsequent payment periods during the Term, or if such overpayments are identified following the Term, then such overpayments shall be refunded within [***] of receipt of the corresponding audit results. In the event that any inspection of Company aforesaid reveals any underpayment by Company to Teva in respect of any calendar year of the Agreement in an amount exceeding five percent (5%) of the correct amount due by Company to Teva in respect of such calendar year, then Company shall pay the reasonable out-of-pocket cost of such inspection. Any underpayments or overpayments under this Section 5.11 shall be subject to the currency exchange provisions set forth in Section 5.8 as applied to the calendar quarter during which the payment obligations giving rise to such underpayment or overpayment were incurred by Company.

5.12 Blocked Payments. In the event that, by reason of applicable Law in any country, it becomes impossible or illegal for Company to transfer, or have transferred on its behalf, payments owed Teva hereunder, Company shall promptly notify Teva of the conditions preventing such transfer and such payments shall be deposited in local currency in the relevant country to the credit of Teva in a recognized banking institution designated by Teva or, if none is designated by Teva within a period of [***], in a recognized banking institution selected by Company, as the case may be, and identified in a written notice given to Teva.

5.13 Interest Due. Any sum of money due to Teva which is not duly paid on time shall bear interest from the due date of payment until the actual date of payment at the rate of [***], computed for the actual number of days the payment was past due.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

5.14 Mutual Convenience. The royalty and other payment obligations set forth hereunder have been agreed to by the Parties for the purpose of reflecting and advancing their mutual convenience, including the ease of calculating and paying royalties and other amounts to Teva. Company hereby stipulates to the fairness and reasonableness of such royalty and other payments obligations and covenants not to allege or assert, nor to allow any of its Affiliates or Sublicensees to allege or assert, nor further to cause or support any other Third Parties to allege or assert, that any such royalty or other payments obligations are unenforceable or illegal in any way.

ARTICLE VI

INTELLECTUAL PROPERTY

6.1 Intellectual Property.

(a) The Parties acknowledge that the ownership rights set out in this Section 6.1 are subject to the terms and conditions of this Agreement (including the license grants and restrictions on licensing that are set forth in Article II).

(b) Teva shall own all right, title and interest in and to the Teva Licensed Technology. Company shall own all right, title and interest in and to the Assigned Assets. Ownership of any Third Party Patents shall be as set forth in the applicable Third Party License Agreement.

(c) Company agrees that it will use reasonable efforts to prosecute and maintain the patents included in the patent family [***] in the following countries: [***]. Notwithstanding the foregoing, the Company shall have no such obligation with respect to a country listed above if Company reaches the conclusion, in its reasonable judgment after consultation with patent counsel, that (i) it is unlikely that a patent will be granted on the relevant Assigned Patents in such country or (ii) if any such patent is granted, it is unlikely to be enforceable in a manner that provides a competitive advantage to Company in such country. In the event that Company decides that it will not file, prosecute or maintain any patents included in the Assigned Patents, Company shall provide Teva with prior written notification thereof. Teva shall have the right, but not the obligation to, assume control of and responsibility for the filing, prosecution or maintenance of such Assigned Patent in such country at Teva’s expense.

ARTICLE VII

CONFIDENTIALITY

7.1 Definitions. Company and Teva each recognizes that during the Term, a Party (the “Disclosing Party”) may disclose or provide Confidential Information (as defined herein) to the other Party (the “Receiving Party”). The disclosure and use of Confidential Information shall be governed by the provisions of this Article VII. Neither Company nor Teva shall use the other’s Confidential Information except as expressly permitted in this Agreement, which includes the exercise of rights or performance of obligations under this Agreement. For purposes of this Agreement, “Confidential Information” means all confidential or proprietary information (including information relating to the business, operations and products of a Party or any of its Affiliates), including Third Party information, disclosed or provided by the Disclosing Party to the Receiving Party or its Affiliates or Sublicensees, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other by the disclosing Party or its Affiliates in oral, written, graphic, or electronic form. Notwithstanding the foregoing, all non-public information within the Assigned Assets will be deemed Confidential Information of the Company (and not of Teva) and Company shall be deemed the Disclosing Party and Teva will be deemed the Receiving Party with respect to such information.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

7.2 Obligation. Each Receiving Party agrees that it may use the Disclosing Party’s Confidential Information solely for the purpose performing its obligations and/or exercising its rights under this Agreement. Each Receiving Party further agrees that it may disclose the Disclosing Party’s Confidential Information to its own (or its respective Affiliate’s, or with respect to Company, also its Sublicensees’ and contractors’) shareholders, officers, employees, consultants, representatives, agents only if and to the extent necessary to carry out the Receiving Party’s responsibilities under this Agreement or in accordance with the exercise of Receiving Party’s rights under this Agreement, and such disclosure shall be limited to the maximum extent possible consistent with such responsibilities and rights, and only if such recipient is under written obligations of confidentiality and non-use at least as stringent as those herein. Except as set forth in the foregoing sentence, the Receiving Party shall not disclose Confidential Information of the Disclosing Party to any Third Party without the Disclosing Party’s prior written consent. In all events, however, any and all disclosure to a Third Party (or to any such Affiliate or Sublicensee) shall be pursuant to the terms of a non-disclosure/nonuse agreement no less restrictive than this Article VII. The Party which disclosed Confidential Information of the other to any Third Party (or to any such Affiliate or Sublicensee) shall be responsible and liable for any disclosure or use by such Third Party, Affiliate or Sublicensee (or its disclosees) which would have violated this Agreement if committed by the Party itself. Each Receiving Party shall take such action to preserve the confidentiality of the Disclosing Party’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information (but in no event less than a reasonable standard of care). Upon expiration or termination of this Agreement, each Receiving Party, upon the Disclosing Party’s request, shall return or destroy (at Disclosing Party’s discretion) all the Confidential Information disclosed to the Receiving Party pursuant to this Agreement, including all copies and extracts of documents, within sixty (60) days after the request, except for one archival copy (and such electronic copies that exist as part of the Receiving Party’s computer systems, network storage systems and electronic backup systems) of such materials solely to be able to monitor its obligations that survive under this Agreement.

7.3 Exceptions. The non-use and non-disclosure obligations set forth in this Article VII shall not apply to any Confidential Information, or portion thereof, that the Receiving Party can demonstrate by competent evidence:

(a) at the time of disclosure is in the public domain;

(b) after disclosure, becomes part of the public domain, by publication or otherwise, through no fault of the Receiving Party or its disclosees (including any Affiliates or Sublicensees);

(c) is made available to the Receiving Party by an independent Third Party without an obligation of confidentiality with respect to such information; or

(d) is independently developed by the Receiving Party without access, use or reference to the Disclosing Party’s information.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

In addition, the Receiving Party may disclose information that is required to be disclosed by Law, by a valid order of a court or by order or regulation of a governmental agency, including but not limited to, regulations of the SEC or in the course of arbitration or litigation; provided, however, that in all cases the Receiving Party shall give the other party prompt notice of the pending disclosure, to the extent permitted and practicable, and make a reasonable effort to assist the Disclosing Party, at the Disclosing Party’s expense, in obtaining, a protective order or confidential-treatment order preventing or limiting (to the greatest possible extent and for the longest possible period) the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation required, or for which the order was issued. The foregoing notwithstanding, with respect to any such disclosure required by applicable Law or the requirements of any stock exchange to which a Party is subject, the Party required to make such disclosure shall (a) provide the other Party with notice and a copy of such proposed disclosure as far in advance of such filing or other disclosure as is reasonably practicable under the circumstances, and (b) provide the other Party a reasonable opportunity to request confidential treatment or review and comment on such communications. Notwithstanding anything to the contrary herein, if a Party is seeking to make a disclosure required by applicable Law as set forth in Section 7.5 or this Section 7.3, and the other Party provides comments, the Party seeking to make such disclosure or its counsel, as the case may be, shall in good faith (i) consider incorporating such comments and (ii) use reasonable efforts to incorporate such comments, limit disclosure or obtain confidential treatment to the extent reasonably requested by the other Party, to the extent that such Party reasonably determines such request to be consistent with applicable Law.

Notwithstanding the foregoing, (i) the Receiving Party may disclose the Disclosing Party’s Confidential Information to actual or potential investors, acquirors, licensees, sublicensees, contractors and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, service (on behalf of Receiving Party) or collaboration; provided that in each such case such disclosure is on the condition that such recipients are bound by confidentiality and non-use obligations substantially consistent with those contained in the Agreement; provided, however, that the term of confidentiality and non-use for such recipients shall be no less than [***] years, and (ii) Company may disclose Teva’s Confidential Information to the extent such disclosure is reasonably necessary, and subject to any available confidentiality protection, (A) to the patent offices in any country in which Patents are sought for purposes of prosecuting any applications for Patents or defending any Patents in opposition or other actions; or (B) to Regulatory Authorities to pursue Development, Manufacture and Commercialization of Products.

7.4 Terms of this Agreement. The Parties agree that the terms of this Agreement shall be treated as Confidential Information of both Parties, and may only be disclosed to actual or potential investors, acquirors, licensees, or sublicensees, solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, or collaboration, and subject to confidentiality protections at least as strict as those contained herein. In addition, each Party may disclose this Agreement or its terms to the extent required to be disclosed by Law, by a valid order of a court or by order or regulation of a governmental agency, including but not limited to, regulations of the SEC or in the course of arbitration or litigation; provided, however, that the Party required to make such disclosure shall (a) provide the other Party with notice and a copy of

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such proposed disclosure as far in advance of such filing or other disclosure as is reasonably practicable under the circumstances, and (b) provide the other Party a reasonable opportunity to request confidential treatment or review and comment on such communications. Notwithstanding anything to the contrary herein, if a Party is seeking to make a disclosure required by applicable Law as set forth in this Section 7.4, and the other Party provides comments, the Party seeking to make such disclosure or its counsel, as the case may be, shall in good faith (i) consider incorporating such comments and (ii) use reasonable efforts to incorporate such comments, limit disclosure or obtain confidential treatment to the extent reasonably requested by the other Party, to the extent that such Party reasonably determines such request to be consistent with applicable Law.

7.5 Publicity; Publications. Neither Party, nor its Affiliates shall originate any publicity, news release, public announcement or publication, written or oral, relating to this Agreement, the transactions contemplated hereby or the terms hereof, or the existence of any arrangement between the Parties, without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), whether or not named in such publicity, news release, other public announcement or publication, except that such consent shall not be required for disclosures to the extent described in the penultimate paragraph of Section 7.3, previously approved for disclosure under this Section 7.5 or otherwise made public not in breach of this Article VII. Notwithstanding the foregoing, Company shall have the right to publish and present publicly the results of its activities under this Agreement, and shall provide Teva with a copy (to the attention of “Alliance Management” pursuant to Section 11.7) of each abstract, presentation, manuscript and similar materials intended to be published or presented by Company in any medium or forum (including information to be presented verbally) that may disclose Teva Confidential Information at least five (5) days prior to Company publishing (or submitting for publication) or presenting such materials.

7.6 Survival. The provisions of this Article VII shall survive expiry or termination of this Agreement for a period of [***] thereafter.

ARTICLE VIII

REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1 Representations and Warranties. (a) Company represents and warrants to Teva, and (b) Teva represents to Company, in each case as of the Effective Date that:

(a) Such Party is a corporation duly organized and validly existing under the Laws of the jurisdiction of its incorporation;

(b) Such Party has all right, power and authority to enter into this Agreement, and to perform its obligations under this Agreement;

(c) Such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(d) This Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement;

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

(e) The execution, delivery and performance of this Agreement by such Party does not conflict with, breach or create in any Third Party the right to accelerate, terminate or modify any agreement or instrument to which such Party is a party or by which such Party is bound;

(f) All consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with the execution and delivery of this Agreement have been obtained; and the execution, delivery and performance of this Agreement by such Party does not violate any Law of any Governmental Body having authority over such Party;

(g) No person or entity has or shall have, as a result of the execution and delivery of or as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon such Party for any commission, fee or other compensation as a finder or broker because of any act by such Party or its Affiliates, agents or Sublicensees; and

(h) No agreement between it and any Third Party is in conflict with the rights granted to the other Party pursuant to this Agreement.

8.2 Additional Representations and Warranties of Teva. Teva represents, warrants and covenants to Company as of the Effective Date that:

(a) No consent by any Third Party or Governmental Body is required with respect to the execution and delivery of this Agreement by Teva or the consummation by Teva of the transactions contemplated hereby;

(b) Except as described in Section 2.7.3, Teva or its Affiliates exclusively own all right, title and interest in and to the Assigned Assets free and clear of all Liens.

(c) Teva has the full right to grant the licenses granted under this Agreement with respect to the Teva Licensed Patents and Teva Licensed Know-How without breaching any third party rights.

(d) Intellectual Property

(i) The Assigned Patents are all of the Patents owned by Teva or its Affiliates that relate solely and exclusively to the FGF21 Program.

(ii) To the best of Teva’s knowledge, the Assigned Assets and the use and practice of the Assigned Assets for the Development and Commercialization of Compounds and Products, and the use of and the practice of the inventions claimed in the Teva Licensed Patents and the Teva Know-How, do not violate or infringe the intellectual property rights of any Third Party. To the best of Teva’s knowledge, no Third Party has the right to assert any claim regarding the use of, or challenging or questioning Teva’s right or title in, any Assigned Asset. To the best of Teva’s knowledge, no Third Party is making an unauthorized use or disclosure of any Assigned Asset.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

(iii) Teva has taken security measures to protect the secrecy, confidentiality and value of all of the Assigned Assets, which measures are reasonable and customary in the industry in which Teva operates.

(iv) No government, university, college, other educational institution research center, or nonprofit institution (each an “Institution” and collectively the “Institutions”) provided facilities or funding for the development of any intellectual property included in the Assigned Assets.

(v) With respect to all Assigned Patents, all necessary filing, examination, registration, maintenance, renewal and other fees and taxes have been timely paid, and all necessary documents and certificates have been timely filed with all relevant registration offices for the purposes of maintaining such intellectual property, in each case in accordance with applicable law, except in each case as would not be expected to have a material adverse effect on the Assigned Patents.

(vi) With respect to all Assigned Patents, in each case (A) such Assigned Patents have been prosecuted in good faith, and (B) Teva and its patent counsel have complied with their duty of candor and disclosure to all registration offices with respect to such Assigned Patents and have made no intentional misrepresentations in connection with the prosecution or maintenance of such Assigned Patents.

(e) Litigation. There are no actions, suits, claims, charges, hearings, arbitrations, audits, proceedings (public or private) or investigations (collectively, “Proceedings”) that have been brought or initiated by or against any governmental authority, customer, distributer or any other third party, or are pending or threatened in writing (whether settled or unsettled) regarding any of the Assigned Assets, the Product or the Compound, or (b) that seek or would reasonably be expected to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

(f) Tax. There is no unpaid Tax which constitutes a Lien upon any of the Assigned Assets or any Teva Licensed Patents.

(g) Patent Claims. No action, claim, proceeding or inquiry or investigation is pending or, to the knowledge of Teva, threatened by any Third Party with respect to any Compound or Product or the patentability or validity of any claims of any of the Assigned Patents or the Teva Licensed Patents;

(h) Notice of Infringement. Teva has not received any written notice or threat from any Third Party asserting or alleging that any research, manufacture or development of Compounds or Products by Teva prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party.

8.3 Disclaimer. Notwithstanding the representations and warranties set forth in this Article VIII, Company acknowledges and accepts the risks inherent in attempting to Develop and Commercialize any pharmaceutical product. There is no implied representation that the Compounds or Products can be successfully Developed or Commercialized.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

8.4 EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY TEVA PATENT OR TEVA KNOW-HOW, ANY COMPOUND, ANY PRODUCTS OR ANY INVENTORY, INCLUDING ANY WARRANTIES OF VALIDITY OR ENFORCEABILITY OF ANY PATENTS, TITLE, QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, PERFORMANCE OR NONINFRINGEMENT OF ANY THIRD PARTY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS.

ARTICLE IX

INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE

9.1 Indemnification

(a) Indemnification by Company. Company shall indemnify, defend and hold Teva and its Affiliates and each of their respective employees, officers, directors and agents (each a “Teva Indemnitee”) harmless from and against any and all actions, judgments, settlements, liabilities, damages, penalties, fines, losses, costs and expenses (including reasonable attorneys’ fees and expenses) to the extent arising out of any Third Party claim, demand, action or other proceeding (each, a “Claim”) to the extent arising out of or resulting from (i) the Development, Manufacture, Commercialization (including testing, handling, storage, transportation, sale or use or other disposition) of any Compound or Product by or on behalf of Company or its Affiliates or Sublicensees; (ii) Company’s or its Affiliates’ and Sublicensees’ use or practice of the Teva Licensed Technology, Third Party Licensed Patents, Assigned Patents; (iii) breach by Company of any of its representations, warranties, covenants or obligations set forth in this Agreement, (iv) a Company Indemnitee’s or any of Company’s Sublicensees’ gross negligence, recklessness or willful misconduct; or (e) use of the Assigned Assets by or on behalf of Company, its Affiliates, Sublicensees and/or Transferees, provided, however, that Company’s obligations pursuant to this Section 9.1 shall not apply to the extent such Claims arise out of or result from Teva’s breach of this Agreement or the negligence, recklessness or willful misconduct of any Teva Indemnitee.

(b) Indemnification by Teva. Teva shall indemnify, defend and hold Company and its Affiliates and each of their respective agents, employees, officers and directors (each a “Company Indemnitee”) harmless from and against any and all Claims to the extent arising out of or resulting from (a) the Development or Manufacture (including testing, handling, storage, transportation, use or other disposition) of any Compound or Product by or on behalf of Teva or its Affiliates or licensees prior to the Effective Date; (b) breach by Teva of any of its representations, warranties, covenants or obligations set forth in this Agreement, or (c) a Teva Indemnitee’s gross negligence, recklessness or willful misconduct; provided, however, that Teva’s obligations pursuant to this Section 9.2 shall not apply to the extent such Claims arise out of or result from Company’s breach of this Agreement or the negligence, recklessness or willful misconduct of any Company Indemnitee.

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9.2 Procedure.

(a) The Party or other Person intending to claim indemnification under this Article IX (an “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) of any Claim in respect of which the Indemnified Party intends to claim such indemnification (provided, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual prejudice directly caused by the delay or other deficiency), and the Indemnifying Party shall assume the defense thereof (with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party) whether or not such Claim is rightfully brought; provided, however, that an Indemnified Party shall have the right to retain its own counsel and to participate in the defense thereof, with the fees and expenses to be paid by the Indemnified Party unless the Indemnifying Party does not assume the defense or unless a representation of both the Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate due to the actual or potential differing interests between them, in which case the reasonable fees and expenses of counsel retained by the Indemnified Party shall be paid by the Indemnifying Party. For clarity, in no event shall the Indemnifying Party be required to pay for more than one separate counsel no matter the number or circumstances of all Indemnified Parties.

(b) If the Indemnifying Party shall fail to timely assume the defense of and reasonably defend such Claim, the Indemnified Party shall have the right to retain or assume control of such defense and the Indemnifying Party shall pay (as incurred and on demand) the fees and expenses of counsel retained by the Indemnified Party.

(c) The Indemnifying Party shall not be liable for the indemnification of any Claim settled (or resolved by consent to the entry of judgment) without the written consent of the Indemnifying Party. Also, if the Indemnifying Party shall control the defense of any such Claim, the Indemnifying Party shall have the right to settle such Claim; provided, that the Indemnifying Party shall obtain the prior written consent (which shall not be unreasonably withheld or delayed) of the Indemnified Party before entering into any settlement of (or resolving by consent to the entry of judgment upon) such Claim unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person by an Indemnified Party, no requirement that the Indemnified Party admit negligence, fault or culpability, and no adverse effect on any other claims that may be made by or against the Indemnified Party and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such settlement does not require the Indemnified Party to take (or refrain from taking) any action.

(d) The Indemnified Party, and its employees and agents, shall cooperate fully with the Indemnifying Party and its legal representatives in the investigations of any Claim.

(e) Regardless of who controls the defense, each Party hereto shall reasonably cooperate in the defense as may be requested.

(f) Teva shall not be liable under this Article 9 for any Claims and losses arising therefrom, to the extent based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Teva contained in Sections 8.2(d)(ii), 8(d)(iv), 8(e) or 8(h) of this Agreement if either [***] or [***] had actual knowledge of such inaccuracy or breach prior to the Effective Date.

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9.3 Expenses. As the Parties intend complete indemnification, all costs and expenses of enforcing any provision of this Article IX shall also be reimbursed by the Indemnifying Party.

9.4 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES ARISING OUT OF A BREACH OF THIS AGREEMENT, PROVIDED THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE FOREGOING SHALL NOT BE CONSTRUED TO LIMIT THE INDEMNITY OBLIGATIONS SET FORTH IN SECTIONS 9.1 AND 9.2 OR EITHER PARTY’S LIABILITY FOR A BREACH OF Article VII. THE TOTAL AGGREGATE LIABILITY OF EITHER PARTY UNDER THIS AGREEMENT, THE TRANSACTIONS DOCUMENTS, AND ANCILLARY DOCUMENTS RELATED THERETO WILL BE THE TOTAL SUMS OF MONEY PAID UNDER THE TRANSACTIONS DOCUMENTS, OTHER THAN IN CASE OF FRAUD, INTENTIONAL MISREPRESENTATION OR WILLFUL MISCONDUCT BY THE BREACHING PARTY, IN WHICH CASE THE BREACHING PARTY SHALL BE LIABLE TO ANY AMOUNT.

9.5 Insurance. During the Term and for at least [***] thereafter, Company shall carry and maintain insurance of the types and in amounts which are reasonable and customary in the pharmaceutical industry for companies of comparable size for comparable activities. Such insurance shall insure against all liability, including but not limited to (when applicable to Company’s activities), bodily injury or property damage arising out of the manufacture, sale, distribution, marketing, Development or Commercialization of any Compounds or Products. Such insurance shall include commercial general liability insurance (when applicable to Company’s activities), including product liability insurance, which coverage shall have limits of liability which are commercially reasonable for the pharmaceutical industry. The coverage limits set forth herein will not create any limitation on Company’s liability to Teva under this Agreement.

ARTICLE X

TERM AND TERMINATION

10.1 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article X, shall continue in full force and effect, on a country-by-country and Product-by-Product basis, until the Royalty Term in such country with respect to such Product expires, at which time this Agreement shall expire with respect to such Product in such country, subject to the perpetual license under Section 5.3(d) and other rights and obligations surviving such expiration. The “Term” means the period from the Effective Date until the earlier of termination of this Agreement as provided in this Article X or expiration of this Agreement upon the expiration of the last-to-expire Royalty Term. The Parties confirm that subject to the foregoing sentence, this Agreement shall not be terminated or invalidated by any future determination that any or all of the Teva Licensed Patents have expired or been invalidated.

10.2 Termination Without Cause. Company may terminate this Agreement without cause upon [***] prior written notice to Teva, provided that Company may only exercise its right to terminate under this Section 10.2, and provide such notice, after the first anniversary of the Effective Date. Any notice of termination sent prior to [***] shall be deemed to be delivered upon the first anniversary of the Effective Date.

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10.3 Termination upon Material Breach. If a Party materially breaches any of its material obligations under this Agreement, the Party not in breach may give to the breaching Party a written notice specifying the nature of the breach, requiring it to cure such breach, and, if desired, stating its intention to terminate this Agreement if such breach is not cured. If such breach is not capable of being cured, or is capable of being cured but nonetheless has not within [***] after the receipt of such notice been cured, then the Party not in breach shall (in addition to and not in lieu of all other available rights and remedies) be entitled to at its option either (i) terminate this Agreement immediately by written notice to the other Party, or (ii) continue this Agreement in full force and effect and seek any legal or equitable remedies that the non-breaching Party may have; provided that if such material breach is curable but is incapable of being cured within such [***], then the non-breaching Party’s right of termination shall be suspended only if, and for so long as, the other Party has provided to the non-breaching Party and is diligently implementing a written plan that is reasonably calculated to effect a cure of such material breach in as prompt a manner as reasonably practicable, but no longer than an additional [***]. Notwithstanding the foregoing provisions, in the event of a good-faith dispute as to whether any alleged breach is in fact a material breach, termination under this Section 10.3 in respect of such alleged breach shall not take effect unless and until such dispute is finally resolved (by the final unappealable decision of a court or otherwise) in favor of the Party alleging the breach and the breaching Party fails to cure such breach within [***] after the date of such final decision. In case of a breach of an obligation to pay money, which obligation to pay is not disputed in good faith, the cure period shall be [***]instead of [***]. Notwithstanding anything to the contrary contained herein, a failure by Company to make the payments specified in Section 5.1 within [***] of the Effective Date shall be a material breach permitting termination by Teva with immediate effect.

10.4 Termination for Bankruptcy. Teva may terminate this Agreement immediately upon written notice to Company in the event that Company has a petition in bankruptcy filed against it that is not dismissed within sixty (60) days of such filing, files a petition in bankruptcy, or makes an assignment for the benefit of creditors. Company may terminate this Agreement immediately upon written notice to Teva in the event that Teva has a petition in bankruptcy filed against it that is not dismissed within sixty (60) days of such filing, files a petition in bankruptcy, or makes an assignment for the benefit of creditors. Notwithstanding the foregoing, in the event a receiver or trustee (or the like) is appointed to a party or a party has entered into a settlement with its creditors and such party is otherwise meeting its obligations pursuant to this Agreement, the other party shall not be entitled to terminate this Agreement as contemplated under Section 10.4 during such period.

10.5 Termination for Patent Challenge

(a) In the event that Company or any of its Affiliates or Sublicensees, directly or indirectly commences a Patent Challenge with respect to any of the Teva Licensed Patents and does not withdraw such Patent Challenge within [***] of Teva’s written notice, Teva may terminate the license with respect to the Teva Licensed Patents that are subject to such Patent Challenge; provided, that with respect to any such Patent Challenge by any non-Affiliate Sublicensee, Teva will not have the right to terminate this Agreement under this Section 10.5(a) if Company (i) causes such Patent Challenge to be terminated or dismissed or (ii) terminates such Sublicensee’s Sublicense to the Teva Licensed Patents being challenged by the Sublicensee, in each case within [***] of Teva’s notice to Company under this Section 10.5(a). In the event Company or any of its Affiliates intends to bring a Patent Challenge in any forum, not less than [***] prior to commencing such action, Company will provide to Teva a complete written disclosure of each basis known to Company and its Affiliates for such Patent Challenge.

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10.6 Effect of Termination.

(a) No release. Upon expiration or termination of this Agreement for any reason, nothing in this Agreement may be construed to release either party from any liability or obligation that accrued or matured prior to the effective date of the expiration or termination, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity, with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

(b) Survival.

(i) Article 7, Article 9 and Sections 11.2, 11.3, 11.6 and 11.7, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive termination or expiration of this Agreement.

(ii) In addition, unless the Agreement is terminated in accordance with Section 5.1(d) or in accordance with Section 10.2 (in which case the Assigned Assets will be assigned back to Teva), the following provisions will survive termination or expiration of this Agreement: Section 2.1, the first sentence of Section 2.6, Section 2.7, Article V (other than Section 5.1) and Article VI.

(c) Consequences of Termination Without Cause or Termination by Teva. The following provisions shall apply in the event of termination by Company pursuant to Section 10.2 or by Teva pursuant to Sections 10.3, 10.4 or 10.5:

(i) Wind-down. Except as may otherwise be agreed in writing by the Parties, Company will be responsible at its own expense for an orderly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, of any then on-going clinical trials hereunder for which it has responsibility.

(ii) Licenses. All licenses and other rights granted by Teva to Company under the Teva Licensed Technology pursuant to Section 2.2 will terminate and such licenses will revert to Teva, and Company and its Affiliates and Sublicensees will have no further rights to use any Teva Licensed Technology (except as necessary for Company to conduct any activities expressly set forth in Section 10.6(c)(i)). Each Party will promptly return to the other Party (or as directed by such other Party destroy and certify to such other Party in writing as to such destruction) all of such other Party’s Confidential Information and any materials and Teva Licensed Technology provided by or on behalf of such other Party hereunder that are in such Party’s (or its Affiliates’ or in the case of Company’s Sublicensees’) possession or control, save that such Party will have the right to retain (A) one (1) copy of intangible Confidential Information of such other Party for legal purposes, and (B) any of the foregoing to which such Party retains any license or other right hereunder.

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(iii) Sublicenses. Any sublicenses shall survive termination of this Agreement solely if and to the extent provided in Section 2.5(c) and otherwise they shall terminate contemporaneously with this Agreement.

(d) Additional Consequences of Termination without Cause. In addition, in the event of termination by Company pursuant to Section 10.2, Company shall assign all of the Assigned Assets back to Teva.

10.7 Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by a Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each Party as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any other provisions of applicable law outside the United States that provide similar protection for “intellectual property.” The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code or analogous provisions of applicable law outside the United States, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any Teva Licensed Technology, Third Party Licensed Patents and all embodiments of such Teva Licensed Technology and Third Party Licensed Patents, which, if not already in such Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the other Party’s written request therefor, unless such Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of such Party upon written request therefor by the other Party. Nothing in this Section shall limit or derogate from any Party’s rights pursuant to Section 11.12 below (Equitable Relief). Any agreements supplemental hereto shall be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1 Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties. No Party shall have any right or authority to commit or legally bind any other Party in any way whatsoever including, without limitation, the making of any agreement, representation or warranty and each Party agrees to not purport to do so.

11.2 Assignment.

(a) Any assignment not in accordance with this Section 11.2 shall be void.

(b) Company may not delegate, transfer or assign its rights or obligations under this Agreement, in whole or in part, by operation of law or otherwise, to any Third Party without the prior written consent of Teva, which consent shall not be unreasonably withheld, conditioned or delayed; provided that, notwithstanding the foregoing, Company may, without such consent, assign its rights or licenses and/or delegate its obligations in whole or in part under this Agreement to an Affiliate or in connection with a Change of Control. As a condition to any permitted assignment hereunder, the assignee must expressly assume, in a writing delivered to Teva and signed by a duly authorized officer of the assignee, all of Company’s obligations under this Agreement arising at or after the assignment.

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(c) Any permitted assignee will assume all assigned obligations of its assignor under this Agreement. Subject to the foregoing, this Agreement shall be binding on the Parties and their successors and permitted assigns.

11.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.4 Force Majeure. No Party shall be liable to any other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in the performance of any of its obligations under this Agreement (other than obligations for the payment of money) for the time and to the extent such failure or delay is caused by or results from acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, failure or delay of transportation, omissions or delays in acting by a governmental authority, acts of a government or an agency thereof or judicial orders or decrees or restrictions or any other like reason which is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and shall use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable, and the time for performance shall be extended for a number of days equal to the duration of the force majeure.

11.5 Entire Agreement of the Parties; Amendments. This Agreement, the Transaction Documents, and the Schedules hereto and thereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior or contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter (provided, that any and all previous nondisclosure/nonuse obligations are not superseded and remain in full force and effect in addition to the nondisclosure/nonuse provisions hereof). Each Party acknowledges that it has not relied, in deciding whether to enter into this Agreement on this Agreement’s expressly stated terms and conditions, on any representations, warranties, agreements, commitments or promises which are not expressly set forth within this Agreement. No modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized representative of each Party.

11.6 Governing Law. All disputes, claims or controversies arising out of this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of Israel without regard to its rules of conflict of laws. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of Tel Aviv, Israel for any litigation among the parties hereto arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, waives any objection to the laying of venue of any such litigation in such courts.

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11.7 Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if and only if delivered in person, or by express or overnight courier service to the Party to which it is directed at its physical address shown below or such other physical address as such Party shall have last given by such written notice to the other Party. Notices will be deemed given upon receipt.

If to Company, addressed to:

89 Bio Ltd. c/o Orbimed Israel Partners

89 Midanat Hayehudim

Herzliya 46766

Israel

Attention: CEO

If to Teva, addressed to:

Teva Pharmaceutical Products R&D, Inc.

41 Moores Road, Frazer, PA 19355

Attention: Head of Alliance Management

With a copy to:

Teva Pharmaceuticals

425 Privet Road, Horsham, PA 19044

Attention: General Counsel

11.8 Waiver. No waiver of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized representative of the waiving Party. A waiver by a Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof.

11.9 Rights and Remedies are Cumulative. Except to the extent expressly set forth herein, all rights, remedies, undertakings, obligations and agreements contained in or available upon violation of this Agreement shall be cumulative and none of them shall be in limitation of any other remedy or right authorized in law or in equity, or any undertaking, obligation or agreement of the applicable Party.

11.10 Severability. This Agreement is severable. When possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be to any extent prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement (or of such provision). The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

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11.11 Third Party Beneficiaries. Except for the rights of Indemnified Parties pursuant to Article IX hereof, the terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

11.12 Equitable Relief. Each Party recognizes that the covenants and agreements herein and their continued performance as set forth in this Agreement are necessary and critical to protect the legitimate interests of the other Party, that the other Party would not have entered into this Agreement in the absence of such covenants and agreements and the assurance of continued performance as set forth in this Agreement, and that a Party’s breach or threatened breach of such covenants and agreements may cause the opposed Party irreparable harm and significant injury, the amount of which shall be extremely difficult to estimate and ascertain, thus potentially making any remedy at law or in damages inadequate. Therefore, each Party agrees that an opposed Party shall be entitled to seek specific performance, an order restraining any breach or threatened breach of Article VII and all other provisions of this Agreement, and any other equitable relief (including but not limited to temporary, preliminary and/or permanent injunctive relief). This right shall be in addition to and not exclusive of any other remedy available to such other Party at law or in equity.

11.13 Interpretation. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against a Party because that Party or its attorney drafted the provision.

11.14 Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

11.15 Construction. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. The definitions of the terms herein will apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The Parties each acknowledge that they have had the advice of counsel with respect to this Agreement, that this Agreement has been jointly drafted, and that no rule of strict construction will be applied in the interpretation hereof. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Laws herein will be construed as referring to

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such Laws as from time to time enacted, repealed or amended, (c) any reference herein to any person will be construed to include the person’s permitted successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (e) all references herein to Articles, Sections, or Schedules, unless otherwise specifically provided, will be construed to refer to Articles, Sections, and Schedules of this Agreement.

11.16 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument. A facsimile or a portable document format (.pdf) copy of this Agreement, including the signature pages, shall be deemed an original.

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IN WITNESS WHEREOF, the Parties have caused this Asset Transfer and License Agreement to be executed and delivered by their respective duly authorized representatives as of the day and year first above written.

89Bio Ltd.

By:	/s/ Anat Naschitz
Name:	Anat Naschitz
Title:	Director

[SIGNATURE PAGE OF ASSET TRANSFER AND LICENSE AGREEMENT — FGF-21]

IN WITNESS WHEREOF, the Parties have caused this Asset Transfer and License Agreement to be executed and delivered by their respective duly authorized representatives as of the day and year first above written.

Teva Pharmaceutical Industries LTD

By:	/s/ Doran Herman
Name:	Dr. Doron Herman
Title:	Head of Tax

By:	/s/ Dror Bashan
Name:	Dror Bashan
Title:	SVP Corporate Business Development

ratiopharm GmbH

By:	/s/ Miran Denac
Name:	Miran Denac
Title:	Managing Director Operations

By:	/s/ Andreas Burkhardt
Name:	/s/ Andreas Burkhardt
Title:	Managing Director Genetics

Teva Branded Pharmaceutical Products R&D, Inc.

By:	/s/ Rivka Kreitman
Name:	Rivka Kreitman, PhD
Title:	SVP, Head of Global Specialty Regulatory Affairs

By:	/s/ Stephen P. Trusko
Name:	Stephen P. Trusko
Title:	Director, Business Development

[SIGNATURE PAGE OF ASSET TRANSFER AND LICENSE AGREEMENT — FGF-21]